Exhibit 34.2

To the Board of Directors

DealerTrack Collateral Management Services

Sacramento, California

INDEPENDENT AUDITORS’ REPORT

We have examined management’s assertion, included in the accompanying Management’s Assertion Report, on Compliance with Applicable Servicing Criteria (Management’s Assertion) that DealerTrack Collateral Management Services (“DealerTrack”), a wholly owned subsidiary of DealerTrack Holdings, Inc., complied with the servicing criteria set forth in item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB for collateral being serviced that are encompassed by contractual obligations to perform Regulation AB reporting (the Platform), including only those asset-backed securities transactions defined below, as of and for the year ended March 31, 2012, excluding the following criteria set forth in items 1122(d)(1)(ii)-(iv), 1122(d)(2)(i)-(vii)(D), 1122(d)(3)(i)-(iv) and 1122(d)(4)(iii-(xv), which management has determined are not applicable to the activities performed by DealerTrack with respect to the Platform. Management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platform, which is identified in Exhibit A. Management is responsible for DealerTrack’s compliance with the servicing criteria. Our responsibility is to express an opinion on Management’s Assertion about DealerTrack’s compliance with the servicing criteria, based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and accordingly, included examining, on a test basis, evidence about DealerTrack’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether DealerTrack performed those activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to the selected servicing activities performed by DealerTrack during the period covered by this report, and accordingly, such samples may not have included servicing activities related to each asset-backed transaction in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the collateral being serviced by DealerTrack during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DealerTrack’s compliance with the servicing criteria.

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Board of Directors
DealerTrack Collateral Management Services
Sacramento, California

In our opinion, Management’s Assertion that DealerTrack complied with the aforementioned applicable servicing criteria as of and for the year ended March 31, 2012 for the Platform is fairly stated, in all material respects.

/s/ Mayer Hoffman McCann P.C.

Irvine, California
May 29, 2012

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Exhibit A

DealerTrack Collateral Management Services Assessment of Compliance with Servicing Criteria applies to the following transactions:

AMERICAN HONDA AUTO FINANCE

All Honda Auto Receivables Owner Trust Transactions (the Platform or Portfolio)